Exhibit 99.2

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES 10% DIVIDEND INCREASE AND

$50 MILLION COMMON STOCK REPURCHASE PROGRAM

NEW YORK, NY, May 2, 2019 - Mercer International Inc. (Nasdaq: MERC) (the “Company” or “Mercer”) today announced that its board of directors has authorized a 10% increase to its quarterly dividend to $0.1375 per share from $0.125 per share.

A quarterly dividend of $0.1375 per share will be paid on July 3, 2019 to all shareholders of record on June 24, 2019. Future dividends will be subject to approval of the Company’s board of directors and may be adjusted as business and industry conditions warrant.

In addition, Mercer announces that its board of directors has also authorized a common stock repurchase program under which the Company may repurchase up to $50 million of its shares over the next 12 months.

Repurchases may be made from time to time under the program through open market or in privately negotiated transactions, through block trades or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The repurchase program is subject to market conditions, applicable legal requirements and other factors and will comply with Rule 10b-18 of the Securities and Exchange Commission. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

The Company currently expects to fund any repurchases through its existing cash balances and cash flows.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099